UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Mac-Gray Corporation
(Name of Registrant as Specified In Its Charter)

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Contacts:

Michael J. Shea	Scott Solomon
Chief Financial Officer	Vice President
Mac-Gray Corporation	Sharon Merrill
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: tuc@investorrelations.com

Mac-Gray Corporation’s Board of Directors Issues Letter to Shareholders
Urges Shareholders to Vote their WHITE Proxy Card for the Two Highly Qualified Independent Directors the Board has Nominated for Re-election

WALTHAM, MA, April 30, 2013  — The Board of Directors of Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-family housing, today issued the following letter to shareholders urging them to vote their WHITE proxy card for the two highly qualified independent directors the Board has nominated for re-election. The full text reads as follows:

April 30, 2013

Dear Shareholders:

In conjunction with Mac-Gray Corporation’s 2013 Annual Meeting of Shareholders on May 30, 2013, you are being asked to vote on candidates for election to your Board of Directors. On behalf of your entire Board, we strongly urge you to vote for the two highly qualified independent directors the Board has nominated for re-election.

PLEASE VOTE THE ENCLOSED WHITE PROXY CARD TODAY!

A dissident shareholder, Moab Capital Partners, has nominated its own candidates for election to your Board at the upcoming Annual Meeting.

We strongly urge you to reject this dissident slate. The Mac-Gray Board consists solely of independent directors who are highly qualified for their roles and fully dedicated to enhancing the Company’s value for its shareholders. As a group, your Board is highly attuned to change and fresh ideas, with two new members having joined as directors in the past 18 months. One of these individuals, Paul R. Daoust, was nominated by your Board and is a recognized leader in human resources, operations and supply chain management. The other new director, Bruce A. Percelay, chairs a Boston-based real estate investment and development firm and was proposed for appointment to the Board last year by Moab.

MAC-GRAY’S CURRENT BOARD HAS ENHANCED THE COMPANY’S
CORPORATE GOVERNANCE FRAMEWORK IN RESPONSE TO
SHAREHOLDER INPUT

As a direct result of conversations with Mac-Gray’s shareholders, your Board recently implemented important changes in the Company’s corporate governance framework. At a special meeting on April 5, 2013, your Board terminated the Company’s Shareholder Rights Plan and recommended to shareholders an amendment to the Company’s charter which would reduce the vote required to amend the Company’s By-laws from 75% to a majority of the shares present at a shareholder meeting.

MAC-GRAY’S CURRENT BOARD HAS DELIVERED SUBSTANTIAL
SHAREHOLDER VALUE

Mac-Gray’s corporate performance reflects your Board’s commitment to transparency and strong governance, as well as your management team’s dedication to returning value to Mac-Gray’s shareholders. Despite challenging market conditions, the Company’s financial position was significantly improved in 2012 through the combination of debt reduction, redemption of its 7.625% senior notes, a new, more favorable credit facility and ongoing cost control measures.

Reflecting Mac-Gray’s improved financial stability, your Board recently approved a 45% increase in your dividend, making this Mac-Gray’s third consecutive year of double-digit dividend growth. At the same time, the Company reduced annual interest expense by more than 30% and delivered a 50% increase in adjusted net income. Looking ahead, in light of the opportunities to increase revenue through organic growth and acquisitions, your Board and management team are enthusiastic about the long-term outlook for Mac-Gray’s core business.

Clearly these are challenging times for the U. S. economy and Mac-Gray is not immune to these challenges. Your directors, including the incumbents nominated by the Board for re-election this year, fully understand these challenges. Working closely with the Mac-Gray management team, the Board’s nominees are deeply immersed in an ongoing effort to ensure the Company’s growth and success. Moab’s nominees lack both this level of understanding and this depth of experience with Mac-Gray and its industry.

MAC-GRAY ASKS THAT YOU SUPPORT YOUR BOARD IN DELIVERING

GREATER SHAREHOLDER VALUE BY RE-ELECTING ITS NOMINEES

Your Board is asking you to help continue Mac-Gray’s momentum by re-electing the following directors at the 2013 Annual Meeting:

•             David W. Bryan — director since March 2004 — is the former CEO of Capsized, an Internet specialty retailer, and former CEO of Avedis Zildjian Company, a leading manufacturer of musical instruments. Prior to those roles, he spent 12 years in senior executive positions at Sara Lee Corporation, a Fortune 50 consumer products company. He chairs our Compensation Committee and has served as a director of the Avedis Zildjian Company and Electrolux Corporation. Mr. Bryan received his B. A. from Colby College and an MBA from Columbia University. He brings to the Board considerable experience in executive management at both public and private companies, including sales and marketing, strategic planning, new business and corporate development.

•             Mary Ann Tocio — director since November 2006 — is President, Chief Operating Officer and a director of Bright Horizons Family Solutions Inc., the world’s largest provider of employer-supported childcare, early education and work/life solutions. Prior to Bright Horizons, she spent more than 20 years in the health care industry. Ms. Tocio is a director of Harvard Pilgrim Healthcare, Inc. where she serves as Vice-Chair of the board and also serves on its finance committee and nominating and governance committee. She previously served on the board of directors of Zany Brainy, Inc., a NASDAQ company and specialty retailer of high quality educational toys and books. Ms. Tocio received her MBA from Simmons College School of Management. She brings to the Board executive leadership experience and extensive operational management expertise in service industries for both public and private companies. The Bright Horizons experience is particularly valuable to Mac-Gray, with that company’s similar decentralized, locally branch based structure.

MAC-GRAY STRONGLY URGES YOU TO REJECT
THE DISSIDENT’S SLATE OF NOMINEES

•             Moab: Long-Term Investor or Day Trader? While Moab promotes itself as a shareholder who has “consistently grown” its position in the Company, its trading history in Mac-Gray’s stock raises questions about this statement. Despite Moab’s public statements, Moab’s stock ownership actually decreased by over 38,000 shares during the fourth quarter of 2012. Moreover, during the last six months of 2012, Moab and its affiliated entities executed 51 sales transactions and an additional 24 buy transactions. On nine days in 2012, Moab and its affiliated entities executed buy and sell transactions on the very same day. Is this the trading record of a long-term shareholder or a day trader?

•             Are Moab’s Interests Aligned with other Shareholders? Given the 75 trades executed by Moab and its affiliated entities in the last six months of 2012 alone, we believe it is fair to ask what Moab’s true motivation is. Is it to grow the long-term value of the stock or to make a quick short-term profit on the shares? In its proxy materials, Moab states that “Moab may change its views about or its investment positions in Mac-Gray at any time, for any reason or no reason.” Moab’s trading history clearly supports this statement. Are Moab’s interests really aligned with other shareholders or is it simply looking to flip its stock for a quick profit?

•             Mac-Gray Proposed Adding One of Moab’s Candidates to Our Board and He Declined. In 2011, your Board interviewed one of the Moab candidates, James E. Hyman, and offered him a position on the Board and he declined for personal reasons. As we have discussed with shareholders, we remain open to considering adding Mr. Hyman to the Board and avoiding this costly and disruptive proxy fight. However, Moab is insistent on pushing ahead with its proxy contest, no matter what the consequences or costs are to Mac-Gray and our shareholders.

•             Stewart MacDonald Is Mac-Gray’s Largest Shareholder. Our Chief Executive Officer, Stewart MacDonald, is Mac-Gray’s largest shareholder, beneficially owning more than 1.9 million shares. Except for transactions in connection with exercising options and units under Mac-Gray’s compensation plans, Stewart MacDonald has not sold a single share of Mac-Gray stock in over five years. No person has more to gain or lose from the Company’s future success than Stewart MacDonald. And, as your fellow shareholder, Stewart MacDonald will be supporting, and urges you to support, your Board’s nominees.

Your Board respects the views and opinions of all Mac-Gray shareholders, including Moab. As mentioned above, members of the Board have engaged in productive dialogue with its shareholders—dialogue that has resulted in significant governance changes for the Company.

If you receive a color proxy card from the Moab group, we kindly ask you to disregard and discard it.

Please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope, or follow the instructions on the enclosed WHITE proxy card to vote by Internet or telephone.

Your vote is important to us. Regardless of how many Mac-Gray shares you may own, we encourage you to make your shares count. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting the Company in this matter, toll-free at (800) 322-2885 or proxy@mackenziepartners.com.

On behalf of Mac-Gray’s Board of Directors, we thank you for your continued support and confidence in us. We remain committed to rewarding your trust and continuing to build value for all shareholders.

Sincerely,

Thomas E. Bullock

Chairman of the Board

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card and coin-operated laundry facilities in multi-unit housing facilities, such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages laundry rooms located in 43 states and the District of Columbia. Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Important Shareholder Information

The Company will hold its 2013 Annual Meeting of Stockholders on May 30, 2013. On April 29, 2013, the Company filed with the U. S. Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a definitive proxy statement in connection with the Annual Meeting and the solicitation of proxies (the “2013 Proxy Statement”). The 2013 Proxy Statement contains important information about Mac-Gray, the Annual Meeting and related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The 2013 Proxy Statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, Mac-Gray’s filings with the SEC, including the 2013 Proxy Statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from Mac-Gray by directing a request to the Company at 404 Wyman Street, Suite 400, Waltham, Massachusetts 02451, Attention: Secretary. Such materials are also available at www.macgray.com/proxy.

Mac-Gray and its directors and executive officers are deemed to be participants in the solicitation of proxies from Mac-Gray’s shareholders in connection with the Annual Meeting. Information regarding Mac-Gray’s directors and executive officers, including a description of their direct and indirect interests by security holdings, is contained in the 2013 Proxy Statement and in Mac-Gray’s 2012 Annual Report on Form 10-K filed with the SEC on March 15, 2013 (the “2012 Annual Report”).

Cautionary Statements

This letter contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding Mac-Gray’s upcoming 2013 Annual Meeting; Mac-Gray’s corporate governance measures and other statements regarding the future operation, direction and success of the Company’s business. Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions, changes in multi-housing vacancy rates, Mac-Gray’s ability to renew long-term customer contracts, and those risks set forth in the 2012 Annual Report under “Risk Factors” and in other reports subsequently filed with the SEC. Mac-Gray undertakes no obligation to update any forward-looking statements, which speak only as of the date of this letter.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:

105 Madison Avenue
New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885